Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 19, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle effective September 27, 2009), relating to the consolidated financial statements of Central Garden & Pet Company, and the effectiveness of Central Garden & Pet Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the fiscal year ended September 25, 2010.

/s/ Deloitte & Touche LLP

San Francisco, California

August 19, 2011